Exhibit 23

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 Nos. 333-195708, 333-187677, 333-107344, 333-123448, 333-157014, and 333-38974) pertaining to the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated,

(2)	Registration Statement (Form S-8 No. 333-67048) pertaining to the Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan,
(3)	Registration Statement (Form S-8 Nos. 333-38984 and 333-209860) pertaining to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated,
(4)	Registration Statement (Form S-8 No. 333-45475) pertaining to the Jacobs Engineering Group Inc. 1981 Executive Incentive Plan,
(5)	Registration Statement (Form S-8 No. 333-157015) pertaining to the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan, and
(6)	Registration Statement (Form S-4 No. 333-147936) and related Prospectus of Jacobs Engineering Group Inc.;

of our reports dated November 22, 2016, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. and subsidiaries included in this Annual Report (Form 10-K) of Jacobs Engineering Group Inc. and subsidiaries for the year ended September 30, 2016.

/S/ Ernst & Young LLP
Los Angeles, California
November 22, 2016